Filed Pursuant to Rule 424(b)(3)

Registration No. 333-112770

PROSPECTUS SUPPLEMENT DATED JULY 6, 2004

(To Prospectus filed on June 8, 2004)

SERENA SOFTWARE, INC.

$220,000,000

1½% Convertible Subordinated Notes Due 2023 and

9,912,588 shares of Common Stock Issuable Upon Conversion of the Notes

This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above referenced securities or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above referenced securities.

1.	Selling Securityholders

The table captioned “Selling Securityholders” commencing on page 55 of the Prospectus is hereby amended to reflect the following additions and changes.

Name	Principal Amount at Maturity of Notes Beneficially Owned that May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that May be Sold (1)	Percentage of Common Stock Outstanding (2)
Barclays Global Investors Diversified Alpha Plus Funds (3)	$526,000	*	23,700	*
BP AMOCO Master Trust for Employee Pension Plans (4)	$3,700,000	1.7%	166,711	*
FA Convertible Arbitrage Ltd. (5)	$100,000	*	4,505	*
Forest Fulcrum Fund LP (3)	$774,000	*	34,874	*
Forest Global Convertible Fund, Ltd. Class A-5 (3)	$2,858,000	*	128,773	*
Grace Convertible Arbitrage Fund, Ltd. (6)	$7,000,000	3.2%	315,400	*
HFR CA Global Opportunity Master Trust (3)	$363,000	*	16,355	*
KBC Financial Products USA Inc. (7)	$1,000,000	*	45,057	*
LLT Limited (3)	$269,000	*	12,120	*
Lyxor/Forest Fund Limited (3)	$1,332,000	*	60,016	*
Marathon Global Convertible Master Fund, Ltd. (8)	$10,500,000	4.8%	473,100	1.2%
MSD TCB, L.P. (9)	$21,091,000	9.6%	950,301	2.4%
Relay 11 Holdings Co. (3)	$218,000	*	9,822	*
Sphinx Convertible Arbitrage Fund SPC (3)	$390,000	*	17,572	*
Xavex Convertible Arbitrage % Fund (3)	$146,000	*	6,578	*
Zurich Institutional Benchmarks Master Fund Ltd. (3)	$624,000	*	28,115	*

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 45.0577 shares per $1,000 principal amount of the notes (representing an initial conversion price of approximately $22.194 per share of common stock). However, this conversion price will be subject to adjustment as described under “Description of Notes – Conversion of Notes.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 39,162,539 shares of common stock outstanding as of October 31, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes. We are assuming that the security holders do not own any other stock in the Company.

(3)	Forest Investment Management LP (“Forest”) has sole voting control and shared investment control. Forest is wholly owned by Forest Partners II, the sole General Partner of which is Michael A. Boyd, Inc., which is solely owned by Michael A. Boyd.

(4)	Susan Christoph, Managing Director of FA Asset Management, has voting or investment power over these securities.

(5)	This securityholder is an affiliate of the registered broker-dealer First Albany Corp. Mark W. Johnson, Vice President of FA Asset Management, and Susan Christoph, Managing Director of FA Asset Management, have voting or investment power over these securities.

(6)	This security holder is a registered broker-dealer. Bradford Whitmore and Michael Brailov have voting or investment power over these securities.

(7)	KBC Financial Products USA Inc. exercises voting and investment control over any shares of common stock issuable upon conversion of the notes owned by this selling security holder. Mr. Luke Edwards, Managing Director, exercises voting and investment control on behalf of KBC Financial Products USA Inc.

(8)	Andrew Rabinowitz has voting or investment power over these securities.

(9)	John Phelan and Glenn Fuhrman have voting or investment power over these securities.